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                                                                    Exhibit 10.3

         AMENDED AND RESTATED EMPLOYMENT AGREEMENT dated October 6, 1997, between PALL CORPORATION, a New York corporation (the "Company"), and ERIC KRASNOFF ("Executive").

         WHEREAS, the parties hereto are parties to an Employment Agreement dated April 1, 1994 providing for a Term of Employment beginning on that date and ending not earlier than March 31, 1999 (the "Original Agreement"); and

         WHEREAS, the Original Agreement has heretofore been amended by Amendment Dated July 11, 1994, and the parties desire to extend the term of and make certain other amendments to the Original Agreement; and

         WHEREAS, for convenience, the parties desire to restate the Original Agreement as heretofore amended and as proposed to be amended so that, as thus restated, there will be a single document embodying and constituting the Original Agreement as amended to and including the date hereof,

         NOW, THEREFORE, in consideration of the foregoing and the mutual agreements hereinafter set forth, the parties hereto agree that from and after the date hereof the Employment Agreement between them reads and provides as follows:

         Section 1. Employment and Term.

         The Company hereby employs Executive, and Executive hereby agrees to serve, as an executive employee of the Company, with the duties set forth in
Section 2, for a term (hereinafter called the "Term of Employment") which began April 1, 1994 (the "Term Commencement
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Date") and ending, unless sooner terminated under Section 2 or Section 4, on the effective date specified in a notice of termination given by either party to the other except that such effective date shall not be earlier than the later of (i) July 31, 2003 and (ii) the second anniversary of the date on which such notice is given.

         Section 2. Duties.

         (a) As used herein, the term "chief executive officer" means the person who has the title of chief executive officer of the Company and also has such authority and duties as are customarily possessed by and assigned to a chief executive officer. If at any time during the Term of Employment--

                  (i) the Board of Directors shall fail to elect Executive to, or shall remove him from, the office which, in accordance with the by-laws as then in effect or any resolution or resolutions of the Board of Directors, carries with it the title, authority and duties of chief executive officer, or

                  (ii) the by-laws are amended in such a way that, or the Board of Directors takes any action the effect of which is that, Executive no longer has the title of and the authority and duties which are customarily possessed by and assigned to a chief executive officer, then in either such event Executive shall have the right at his option to terminate the Term of Employment by not less than 30 days' notice to the Secretary of the Company given at any time thereafter. During any period of time when Executive has the right to terminate under

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this paragraph but elects not to do so, he shall hold such office or offices in the Company, and perform such duties and assignments relating to the business of the Company, as the Board of Directors and/or the chief executive officer shall direct except that Executive shall not be required to hold any office or perform any duties or assignment inconsistent with his experience and qualifications or not customarily performed by a senior executive corporate officer. So long as Executive is performing or stands ready to perform duties and assignments in accordance with the preceding sentence, the Term of Employment shall continue until it thereafter terminates or is terminated pursuant to any applicable provision hereof (including but not limited to termination at Executive's option under this paragraph).

         (b) During the Term of Employment, Executive shall, except during customary vacation periods and periods of illness, devote substantially all of his business time and attention to the performance of his duties hereunder and to the business and affairs of the Company and its subsidiaries and to promoting the best interests of the Company and its subsidiaries, and he shall not, either during or outside of such normal business hours, engage in any activity inimical to such best interests.

         Section 3. Compensation and Benefits During Term of Employment.

         (a) Base Salary. With respect to the period beginning on the Term Commencement Date and ending on July 31, 1997, the Company paid Executive a Base Salary in accordance with the provisions of Section 3(a) of the Original Agreement. With respect to the Contract Year beginning on August 1, 1997 and ending on July 31, 1998, the Company

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shall pay to Executive a Base Salary (in addition to the compensation provided for elsewhere in this Agreement) at the rate of $537,000 per annum (hereinafter called the "Original Base Salary"). With respect to each Contract Year beginning with the Contract Year which starts August 1, 1998, the Company shall pay Executive a Base Salary at such rate as the Board of Directors may determine but not less than the Original Base Salary adjusted as follows: The term "Contract Year" as used herein means the period from August 1 of each year through July 31 of the following year. For each Contract Year during the Term of Employment beginning with the Contract Year which starts August 1, 1998, the minimum compensation payable to Executive under this Section 3(a) (hereinafter called the "Minimum Base Salary") shall be determined by increasing (or decreasing) the Original Base Salary by the percentage increase (or decrease) of the Consumer Price Index (as hereinafter defined) for the month of June immediately preceding the start of the Contract Year in question over (or below) the Consumer Price Index for June 1997. The term "Consumer Price Index" as herein used means the "Consumer Price Index for all Urban Consumers" compiled and published by the Bureau of Labor Statistics of the United States Department of Labor for "New York Northern New Jersey - Long Island, NY-NJ-CT." To illustrate the operation of the foregoing provisions of this Section 3(a): Executive's Base Salary for the Contract Year August 1, 1998 through July 31, 1999 shall be not less than the Original Base Salary adjusted by the percentage increase (or decrease) of the Consumer Price Index for June 1998 over (or below) said Index for June 1997. Further adjustment in the Minimum Base Salary shall be made for

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each ensuing Contract Year, in each case (i) using the Consumer Price Index for
June 1997 as the base except as provided in the immediately following paragraph hereof and (ii) applying the percentage increase (or decrease) in the Consumer Price Index since said base month to the Original Base Salary to determine the Minimum Base Salary. The Base Salary shall be paid in such periodic installments as the Company may determine but not less often than monthly.

         If with respect to any Contract Year (including the Contract Year beginning August 1, 1998) the Board of Directors fixes the Base Salary at an amount higher than the Minimum Base Salary, then (unless a resolution adopted simultaneously with the resolution fixing such higher Base Salary for such Contract Year provides otherwise), for the purpose of determining the Minimum Base Salary for subsequent Contract Years: (i) the amount of the higher Base Salary so fixed shall be deemed substituted for the Original Base Salary wherever the Original Base Salary is referred to in the immediately preceding paragraph hereof, and (ii) the base month for determining the Consumer Price Index adjustment shall be June of the calendar year in which the Contract Year to which such higher Base Salary is applicable begins (e.g., if the Board fixes a Base Salary for the Contract Year beginning August 1, 1998 which is higher than the Minimum Base Salary, then June 1998 would become the base month for the purposes of making the CPI adjustment to determine the Minimum Base Salary for subsequent Contract Years).

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         (b) Bonus Compensation. With respect to each fiscal year of the Company falling in whole or in part within the Term of Employment beginning with the fiscal year ending July 30, 1994, Executive shall be entitled to a bonus (in addition to his Base Salary) in such amount and computed in such manner as shall be determined by the Board of Directors but in no event shall the bonus payable to Executive under this Section 3(b) be less than an amount computed by applying to the fiscal year in question the following bonus formula:

                  "Bonus Compensation" means the amount, if any, payable to Executive under this Section 3(b).

                  "Average Equity" means the average of stockholders' equity as shown on the fiscal year-end consolidated balance sheet of the Company as of the end of the fiscal year with respect to which Bonus Compensation is being computed hereunder and as of the end of the immediately preceding fiscal year (e.g., "Average Equity" to be used in computing Bonus Compensation for the fiscal year ending July 30, 1994 will be the average of stockholders' equity as of July 31, 1993 and July 30, 1994) except that the amount shown as the "equity adjustment from foreign currency translation" on each such consolidated balance sheet shall be disregarded and the amount of $3,744,000 shall be the equity adjustment (increase) from foreign currency translation used to determine stockholders' equity at each such year-end balance sheet date.

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                  "Net Earnings" means the after-tax consolidated net earnings of the Company and its subsidiaries as certified by its independent accountants for inclusion in the annual report to stockholders.

                  "Return on Equity" means Net Earnings as a percentage of Average Equity.

                  For fiscal years 1994 and 1995, "Zero Bonus Percentage" shall mean a Return on Equity of 12.5%. For fiscal year 1994, "Maximum Bonus Percentage" shall mean a Return on Equity of 19%. For fiscal years after fiscal 1995, the Company shall determine the Zero Bonus Percentage, and for fiscal years after fiscal 1994, the Company shall determine the Maximum Bonus Percentage, consistent in each case with expected results based upon the Company's normal projection procedures, or based on sound statistical or trend data, and the determination by the Company of such percentages shall be conclusive and binding on Executive.

If Return on Equity for the fiscal year in question is the Zero Bonus Percentage or less, no Bonus Compensation shall be payable. If Return on Equity equals or exceeds the Maximum Bonus Percentage, the Bonus Compensation payable to Executive shall be 75% of his Base Salary for fiscal 1994 and 100% of his Base Salary for subsequent fiscal years. If Return on Equity is more than the Zero Bonus Percentage and less than the Maximum Bonus Percentage, the Bonus Compensation shall be increased from zero percent of Base Salary

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towards 100% of Base Salary (after fiscal 1994) in the same proportion that
Return on Equity increases from the Zero Bonus Percentage to the Maximum Bonus Percentage. Thus, for example, if Return on Equity for fiscal 1995 is 15.75% (the midpoint between 12.5% and 19%, the Company on July 11, 1994 having determined the Maximum Bonus Percentage for fiscal 1995 to be 19%), the Bonus Compensation shall be an amount equal to 50% of Executive's Base Salary (the midpoint between zero percent of Base Salary and 100% of Base Salary).

         The Bonus Compensation shall be paid in installments as follows:

                  (i) 50% of the estimated amount thereof in July of the fiscal year with respect to which the Bonus Compensation is payable (e.g., 50% in July 1994 with respect to Bonus Compensation for the fiscal year ending July 30, 1994), based on the then current projections of Return on Equity, and

                  (ii) the balance thereof not later than January 15 next following the end of the fiscal year with respect to which the Bonus Compensation is payable. With respect to any fiscal year of the Company which falls in part but not in whole within the Term of Employment, the Bonus Compensation to which Executive is entitled under this Section 3(b) shall be prorated on the basis of the number of days of such fiscal year falling within the Term of Employment except that if the Term of Employment ends within five days before or after the end of a fiscal year, there shall be no proration and the Bonus

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Compensation shall be payable with respect to the full fiscal year ending within such five-day period, provided, however, that for the purpose of computing Bonus Compensation for the fiscal year ending July 30, 1994, the period of August 1, 1993 to the Term Commencement Date shall be deemed part of the Term of Employment under this Agreement.

         (c) Fringe Benefits and Perquisites. During the Term of Employment, Executive shall enjoy the customary perquisites of office, including but not limited to office space and furnishings, secretarial services, expense reimbursements, and any similar emoluments customarily afforded to senior executive officers of the Company. Executive shall also be entitled to receive or participate in all "fringe benefits" and employee benefit plans provided or made available by the Company to its executives or management personnel generally, such as, but not limited to, group hospitalization, medical, life and disability insurance, and pension, retirement, profit-sharing and stock option or purchase plans.

         (d) Vacation. Executive shall be entitled each year to a vacation or vacations in accordance with the policies of the Company as determined by the Board or by an authorized senior officer of the Company from time to time. The Company shall not pay Executive any additional compensation for any vacation time not used by Executive.

                  (e) Relocation Expenses. If at any time during the Term of Employment Executive changes the location of his principal office, either at the request of the Company or because it is in the best interests of the Company for him to do so, to a location more than one hour's commuting time from the present principal office of the Company in East Hills, Long Island,

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New York, the Company shall reimburse Executive for all costs and expenses reasonably related to or arising from such relocation, including but not limited to the cost of suitable housing at the new location, the cost of continuing to maintain his residence at the old location if he so elects, moving expenses, and the amounts necessary to equalize Executive's taxes and cost of living between the old and new locations so that Executive will not have suffered any financial disadvantage from having relocated.

                  Section 4. Termination by Reason of Disability, Death, Retirement or Change of Control.

                  (a) Disability or Death. If, during the Term of Employment, Executive, by reason of physical or mental disability, has been incapable of performing his principal duties hereunder for an aggregate of 130 working days out of any period of 12 consecutive months, the Company at its option may terminate the Term of Employment effective immediately by notice to Executive given within 90 days after the end of such 12-month period. If Executive shall die during the Term of Employment or if the Company terminates the Term of Employment pursuant to the immediately preceding sentence by reason of Executive's disability, the Company shall pay to Executive, or to Executive's legal representatives, or in accordance with a direction given by Executive to the Company in writing, Executive's Base Salary to the end of the month in which such death or termination for disability occurs and Executive's Bonus Compensation prorated to said last day of the month.

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         (b) Retirement.

                  (i) The Term of Employment shall end automatically, without action by either party, on Executive's 65th birthday unless prior to such birthday Executive and the Company have agreed in writing that the Term of Employment shall continue past such 65th birthday. In that event, unless the parties have agreed otherwise, the Term of Employment shall be automatically renewed and extended each year, as of Executive's birthday, for an additional one-year term, unless either party has given a Non-Renewal Notice. A Non-Renewal Notice shall be effective as of Executive's ensuing birthday only if given not less than 60 days before such birthday and shall state that the party giving such notice elects that this Agreement shall not automatically renew itself further, with the result that the Term of Employment shall end on Executive's ensuing birthday.

                  (ii) If the Term of Employment ends pursuant to this paragraph by reason of a notice given by either party as herein permitted or automatically at age 65 or any subsequent birthday, the Company shall pay to Executive, or to another payee specified by Executive to the Company in writing, Executive's Base Salary and Bonus Compensation prorated to the date on which the Term of Employment ends.

                  (iii) Anything hereinabove to the contrary notwithstanding, if any provision of this paragraph violates federal or applicable state law relating to discrimination on account of age, such provision shall be deemed modified or suspended to the extent

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         necessary to eliminate such violation of law. If at a later date, by reason of changed circumstances or otherwise, the enforcement of such provision as set forth herein would no longer constitute a violation of law, then it shall be enforced in accordance with its terms as set forth herein.

         (c) Change of Control. In event of a Change of Control (as hereinafter defined), Executive shall have the right to terminate the Term of Employment, by notice to the Company given at any time after such Change of Control, effective on the date specified in such notice, which date shall not be more than (but can be less than) one year after the giving of such notice. A Change of Control shall be deemed to have occurred at such time as a majority of the directors then in office are not Continuing Directors as defined in subparagraph (C)(6) of Paragraph 12 of the Company's Restated Certificate of Incorporation dated November 23, 1993 and filed by the New York Department of State on December 7, 1993.

         Section 5. Severance.

         Executive shall be entitled to receive severance pay from the Company, in the amount determined as hereinafter in this paragraph provided, in the event that the Term of Employment is terminated by the Company under Section 1 hereof or by Executive under Section 2 or Section 4(c) hereof. The amount of such severance pay shall be an amount equal to the Base Salary which would have been payable to Executive during the 24 months following the date on which the Term of Employment ends by reason of such termination, plus 100% of such Base

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Salary (representing the maximum Bonus Compensation payable under Section 3(b)
hereof). Executive shall have the option of (i) having such severance payment made in installments, over the 24 months following the end of the Term of Employment, at the same times at which Executive's Base Salary and Bonus Compensation would have been paid had the Term of Employment not been terminated or (ii) accepting as such severance pay an amount equal to the present value, as of the date on which the Term of Employment ends, of the stream of payments payable under clause "(i)" of this sentence, except that if Executive elects a lump-sum payment under this clause "(ii)," there shall be no cost-of-living adjustment of the Base Salary as would otherwise be made in accordance with
Section 3(a) hereof (because at the time such lump-sum payment is made, the amount of the cost-of-living adjustment would not be known). In determining such present value, a discount rate of 8% shall be utilized. The severance payment provided for herein if Executive elects a lump sum shall be made within 20 days after the end of the Term of Employment.

         Section 6. Annual Contract Pension and Medical Coverage After Term of Employment.

         (a) For a period of 120 consecutive months beginning at the end of the Term of Employment (unless Executive is entitled to severance pay under Section 5 hereof, in which event said period of months shall begin on the second anniversary of the end of the Term of Employment), the Company shall pay

                  (i) to Executive during his lifetime, and

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                  (ii) if Executive is not living at the time any such payment is due, then to such payee or payees (including a trust or trusts) as Executive may at any time (whether during or after the Term of Employment) designate by written notice to the Company or in his last will and testament or, if no such designation is made, then to the legal representatives of Executive's estate (any such designated payee or estate being hereinafter called "Executive's Successor")

an "Annual Contract Pension" computed as follows: The term "Final Pay" as used herein means one-third of the aggregate of Executive's total cash compensation (i.e., Base Salary plus incentive compensation and any other bonus payments) for those three full fiscal years out of the last five full fiscal years of the Term of Employment with respect to which three fiscal years Executive received the highest total cash compensation. The Annual Contract Pension payable to Executive for each "Retirement Year" (as hereinafter defined) shall be an amount determined by (I) adjusting Executive's Final Pay for changes in the Consumer Price Index in the manner set forth in Section 3(a) except that for purposes of the adjustment under this Section 6, the base month, instead of being June 1997, shall be the month preceding the month in which payment of the Annual Contract Pension commences and the comparison month shall be the same month in each succeeding year and (II) multiplying the Final Pay as so adjusted by 60% and subtracting therefrom the amount which, as of the last day of the Term of Employment (i.e., the effective date of termination of the Term of Employment under any of the provisions of Sections 1, 2 or 4 hereof), is the maximum annual benefit payable, in accordance with

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Section 415(b)(1)(A) of the Internal Revenue Code (or successor section), as adjusted by the Secretary of the Treasury to such last day under Section 415(d) of the Code (or successor section), under a pension plan which qualifies under
Section 401(a) of the Code (or successor section). Such maximum annual benefit is hereinafter called the "Maximum Qualified Plan Pension". Each 12-month period beginning on the first day of the month in which the Annual Contract Pension first becomes payable hereunder and on the first day of the same month during each of the succeeding years in which the Annual Contract Pension is payable hereunder is herein called a "Retirement Year." There shall be no adjustment of the Final Pay based on the Consumer Price Index for the purpose of determining the Annual Contract Pension for the first Retirement Year so that during such first Retirement Year the Annual Contract Pension shall be 60% of Final Pay minus the Maximum Qualified Plan Pension; there shall be such adjustment of Final Pay for the purpose of determining the Annual Contract Pension for the second and each succeeding Retirement Year.

         (b) The Company hereby represents to and agrees with Executive, in order to induce Executive to enter into this Amended and Restated Employment Agreement, as follows: For purposes of the Company's Supplementary Pension Plan, the amount of the offset pursuant to Section 3.1(b)(i) thereof shall be the amount of the pension in fact payable to Executive under the Pall Corporation Pension Plan, after giving effect to any distribution theretofore made under said Plan pursuant to a qualified domestic relations order. The immediately preceding sentence shall not, however, be deemed to modify the last sentence of said Section 3.1, which reads and provides as follows:

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         "For purposes of this Section, the amount of the pension payable to the
         Member under any Other Retirement Program shall be deemed to be the amount equal to the form of pension payable only to, and during the lifetime of, the Member, whether or not the Member receives payment of such pension in some other form permitted under such Other Retirement Program; but the amount of such pension shall be taken into account only on and after the date on which payment of the Member's pension under such Other Retirement Program is to commence."

         (c) The Annual Contract Pension shall be paid in equal monthly installments on the last business day of each month during the period with respect to which the Annual Contract Pension is payable.

         (d) So long as Executive is living it shall be a condition of the payment of the Annual Contract Pension that, to the extent permitted by Executive's health, he shall be available for advisory services requested by the Board of Directors of the Company, the Executive Committee of said Board or the chief executive officer of the Company, provided that such advisory services shall not require more than 15 hours in any month. The Company shall reimburse Executive for all travel and other expenses which he incurs in connection with such advisory services.

         (e) At the option of the Board of Directors of the Company, payment of the Annual Contract Pension shall cease and the right of Executive and Executive's Successor to all future such payments shall be forfeited if Executive shall, without the written consent of the chief executive officer of the Company, render services to any corporation or other entity engaged in any activity, or himself engage in any activity, which is competitive to any material extent with the business in which the Company or any of its subsidiaries shall be

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engaged at the end of the Term of Employment and in which the Company or any such subsidiary shall still be engaged at the date such services or activity is rendered or engaged in by Executive, provided, however, that if the Company terminates under Section 1 following a Change of Control (as defined in Section 4(c)), the provisions of this Section 6(e) shall be deemed deleted from this Agreement and shall have no force or effect.

         (f) Beginning at the end of the Term of Employment, the Company at its sole expense shall provide "full medical coverage" (as hereinafter defined) for Executive during his lifetime. As used herein, "full medical coverage" means coverage which, when taken in conjunction with any government-financed medical coverage available to Executive, will pay or reimburse Executive for all "Medical Expenses," which term as used herein means and includes all costs of doctors, hospitalization and related services incurred by Executive, provided, however, that Executive shall not be required to participate in or utilize any government-financed medical coverage or scheme (i) which does not allow the participants a free choice of doctors and hospitals or (ii) which is available only if the participant passes a "means test"; i.e., has assets or income below a specified level. The Company shall have the option of providing such coverage either through insurance (a group policy or an individual policy, at the Company's option) or if for any reason such insurance coverage is not available or is deemed by the Company to be unduly expensive, the Company shall itself pay or reimburse Executive for all Medical Expenses in excess of the portion thereof paid

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by any government-financed coverage which Executive is obligated to utilize under the preceding provisions of this paragraph.

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         Section 7. Internal Revenue Code Section 4999.

         If any payments to Executive, whether under this Agreement or otherwise, would be subject to excise tax under Section 4999 of the Internal Revenue Code of 1986, as amended, then payments hereunder shall be reduced or deferred to the extent required (and only to the extent required) to avoid the application of Section 4999; provided, however, that no such reduction or deferral shall be made unless as a result thereof Executive's after-tax economic position (taking into account not only payments under this Agreement and the taxes thereon, but also the taxes that would otherwise be imposed on any payments to which Executive is otherwise entitled) would be improved. In making the determination whether Executive's after-tax economic position would be so improved, the judgment of a certified public accountant or attorney chosen by Executive shall be final. In the event of a reduction or deferral of payments pursuant to this paragraph, Executive shall be entitled to specify which payments shall be reduced or deferred.

         Section 8. Acceleration of Stock Options.

         On the date which is 30 days before the date on which the Term of Employment will end by reason of a notice of termination given by either party hereto under any of the provisions hereof, all employee stock options held by Executive shall become exercisable in full (i.e., to the extent that any such option or portion thereof is not yet exercisable, the right to exercise the same in full shall be accelerated) and such option shall thereafter be fully

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vested and exercisable in full (to the extent not theretofore exercised) until it expires by its terms.

         Section 9. Covenant Not to Compete.

         For a period of 18 months after the end of the Term of Employment if the Term of Employment is terminated by notice to the Company given by Executive under Section 1, Section 2 or Section 4 hereof, or for a period of 12 months after the end of the Term of Employment if the Term of Employment is terminated by notice to Executive given by the Company under Section 1 or Section 4 hereof or terminates under Section 4 by reason of Executive's attaining the age of 65, Executive shall not render services to any corporation or other entity engaged in any activity, or himself engage directly or indirectly in any activity, which is competitive to any material extent with the business of the Company or any of its subsidiaries, provided, however, that if the Company terminates under
Section 1 following a Change of Control (as defined in Section 4(c)), the foregoing covenant not to compete shall not apply.

         Section 10. Company's Right to Injunctive Relief.

         Executive acknowledges that his services to the Company are of a unique character, which gives them a peculiar value to the Company, the loss of which cannot be reasonably or adequately compensated in damages in an action at law, and that therefore, in addition to any other remedy which the Company may have at law or in equity, the Company shall be entitled to injunctive relief for a breach of this Agreement by Executive.

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         Section 11. Inventions and Patents.

         All inventions, ideas, concepts, processes, discoveries, improvements and trademarks (hereinafter collectively referred to as intangible rights), whether patentable or registrable or not, which are conceived, made, invented or suggested either by Executive alone or by Executive in collaboration with others during the Term of Employment, and whether or not during regular working hours, shall be disclosed to the Company and shall be the sole and exclusive property of the Company. If the Company deems that any of such intangible rights are patentable or otherwise registrable under any federal, state or foreign law, Executive, at the expense of the Company, shall execute all documents and do all things necessary or proper to obtain patents and/or registrations and to vest the Company with full title thereto.

         Section 12. Trade Secrets and Confidential Information.

         Executive shall not, either directly or indirectly, except as required in the course of his employment by the Company, disclose or use at any time, whether during or subsequent to the Term of Employment, any information of a proprietary nature owned by the Company, including but not limited to records, data, formulae, documents, specifications, inventions, processes, methods and intangible rights which are acquired by him in the performance of his duties for the Company and which are of a confidential information or trade-secret nature. All records, files, drawings, documents, equipment and the like, relating to the Company's business, which Executive shall prepare, use, construct or observe, shall be and remain the Company's sole property. Upon the termination of his employment or at any time prior

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thereto upon request by the Company, Executive shall return to the possession of the Company any materials or copies thereof involving any confidential information or trade secrets and shall not take any material or copies thereof from the possession of the Company.

         Section 13. Mergers and Consolidations; Assignability.

         In the event that the Company, or any entity resulting from any merger or consolidation referred to in this Section 13 or which shall be a purchaser or transferee so referred to, shall at any time be merged or consolidated into or with any other entity or entities, or in the event that substantially all of the assets of the Company or any such entity shall be sold or otherwise transferred to another entity, the provisions of this Agreement shall be binding upon and shall inure to the benefit of the continuing entity in or the entity resulting from such merger or consolidation or the entity to which such assets shall be sold or transferred. Except as provided in the immediately preceding sentence of this Section 13, this Agreement shall not be assignable by the Company or by any entity referred to in such immediately preceding sentence. This Agreement shall not be assignable by Executive, but in the event of his death it shall be binding upon and inure to the benefit of his legal representatives to the extent required to effectuate the terms hereof.

         Section 14. Captions.

         The captions in this Agreement are not part of the provisions hereof, are merely for the purpose of reference and shall have no force or effect for any purpose whatsoever, including the construction of the provisions of this Agreement, and if any caption is inconsistent with any provisions of this Agreement, said provisions shall govern.

         Section 15. Choice of Law.

         This Agreement is made in, and shall be governed by and construed in accordance with the laws of, the State of New York.

         Section 16. Entire Contract.

         This Agreement contains the entire agreement of the parties on the subject matter hereof except that the rights of the Company hereunder shall be deemed to be in addition to and not in substitution for its rights under the Company's standard printed form of "Employee's Secrecy and Invention Agreement" or "Employee Agreement" if heretofore or hereafter entered into between the parties hereto so that the making of this Agreement shall not be construed as depriving the Company of any of its rights or remedies under any such Secrecy and Invention Agreement or Employee Agreement. This Agreement may not be changed orally, but only by an agreement in writing signed by the party against whom enforcement of any waiver, change, modification, extension or discharge is sought.

         Section 17. Notices.

         All notices given hereunder shall be in writing and shall be sent by registered or certified mail or overnight delivery service such as Federal Express or delivered by hand, and, if intended for the Company, shall be addressed to it (if sent by mail or overnight delivery service) or delivered to it (if delivered by hand) at is principal office for the attention of the Secretary of the Company, or at such other address and for the attention of such other person of which the Company shall have given notice to Executive in the manner herein provided, and, if intended for Executive, shall be delivered to him personally or shall be addressed to him (if sent by mail or overnight delivery service) at his most recent residence address shown in the Company's employment records or at such other address or to such designee of which Executive shall have given notice to the Company in the manner herein provided. Each such notice shall be deemed to be given on the date on which it is mailed or received by the overnight delivery service or, if delivered personally, on the date so delivered.

IN WITNESS WHEREOF, the parties hereto have executed this Amended and Restated Employment Agreement as of the day and year first above written.

                                                PALL CORPORATION

                                                By: /s/ Jeremy Hayward-Surry
                                                --------------------------------
                                                    Jeremy Hayward-Surry,
                                                    President and Treasurer


                                                /s/ Eric Krasnoff
                                                --------------------------------
                                                    Eric Krasnoff

                                      -23-